Exhibit 99.1

Abeona Therapeutics Announces Pricing of Public Offering of Common Stock and Warrants

NEW YORK and CLEVELAND, Dec. 17, 2021 – Abeona Therapeutics Inc. (Nasdaq: ABEO), a fully-integrated leader in gene and cell therapy, today announced the pricing of its underwritten public offering of 44,700,000 shares of its common stock and warrants to purchase 44,700,000 shares of its common stock at a combined offering price to the public of $0.39 per one share of common stock and one warrant to purchase one share of common stock. The warrants have an exercise price of $0.39 per share of common stock, are exercisable immediately, and will expire five years from the date of issuance. The aggregate gross proceeds from the offering are expected to be approximately $17.5 million, before deducting the underwriting discounts and commissions and other offering expenses payable by Abeona. The offering is expected to close on December 21, 2021, subject to the satisfaction of customary closing conditions.

Cantor Fitzgerald & Co. is acting as sole book-running manager for the offering, and A.G.P./Alliance Global Partners is acting as lead manager for the offering.

Abeona intends to use the net proceeds of the offering to fund continued clinical development of pipeline products, as well as for working capital and corporate purposes.

The securities described above are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-256850) that was filed with the Securities and Exchange Commission (the “SEC”) on June 7, 2021 and amended on August 27, 2021 and October 19, 2021, and was declared effective by the SEC on October 22, 2021. The offering is being made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Ave., 4th Floor, New York, New York 10022, or by e-mail at prospectus@cantor.com.

The securities described above have not been qualified under any state blue sky laws. This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of Abeona being offered, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Abeona Therapeutics

Abeona Therapeutics Inc. is a clinical-stage biopharmaceutical company developing gene and cell therapies for serious diseases. Abeona’s clinical programs include EB-101, its investigational autologous, gene-corrected cell therapy for recessive dystrophic epidermolysis bullosa in Phase 3 development, as well as ABO-102 and ABO-101, novel investigational AAV-based gene therapies for Sanfilippo syndrome types A and B (MPS IIIA and MPS IIIB), respectively, in Phase 1/2 development. The Company’s development portfolio also features AAV-based gene therapies for ophthalmic diseases with high unmet medical need. Abeona’s novel, next-generation AAV capsids are being evaluated to improve tropism profiles for a variety of devastating diseases. Abeona’s fully integrated gene and cell therapy cGMP manufacturing facility produces EB-101 for the pivotal Phase 3 VIITAL™ study and is capable of clinical and planned commercial production of AAV-based gene therapies.

Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and that involve risks and uncertainties. We have attempted to identify forward-looking statements by such terminology as “may,” “will,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances), which constitute and are intended to identify forward-looking statements. These statements include statements about the offering and the Company’s intended use of proceeds generated from the offering. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, numerous risks and uncertainties, including but not limited to the potential impacts of the COVID-19 pandemic on our business, operations, and financial condition; continued interest in our rare disease portfolio; our ability to enroll patients in clinical trials; the ability to secure licenses for any technology that may be necessary to commercialize our products; the ability to achieve or obtain necessary regulatory approvals; the impact of changes in the financial markets and global economic conditions; risks associated with data analysis and reporting; and other risks as may be detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to revise the forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, whether as a result of new information, future developments or otherwise, except as required by the federal securities laws.

Investor and Media Contact:

Greg Gin

VP, Investor Relations and Corporate Communications

Abeona Therapeutics

+1 (646) 813-4709

ggin@abeonatherapeutics.com